Exhibit 10.27

Execution Version

SEPARATION AGREEMENT

This Agreement is made by and between Michaels Stores, Inc. (the “Company”) and Charles J. Wyly, Jr. (the “Executive”) on the Closing Date of the merger described in the Recitals below (the “Effective Date”).  Any capitalized term not defined in this Agreement shall have the meaning ascribed to it in the Merger Agreement (defined in the Recitals).

WHEREAS, the Company has entered into an agreement captioned “Agreement and Plan of Merger” dated as of June 30, 2006 with Bain Paste Mergerco, Inc., Blackstone Paste Mergerco, Inc., Bain Paste Finco, LLC and Blackstone Paste Finco, LLC, pursuant to which Bain Paste Mergerco, Inc. and Blackstone Paste Mergerco, Inc. will merge with and into the Company with the Company as the surviving entity (as amended, the “Merger Agreement”);

WHEREAS, immediately prior to the Closing Date of said merger, the Executive was serving the Company as the Chairman of its Board of Directors (the “Board”) and providing services as an independent contractor to the Company; and

WHEREAS, the Company and the Executive wish to confirm their agreement concerning the Executive’s resignation as Chairman of the Board and the termination of his services to the Company as an independent contractor, effective as of the Effective Date;

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual promises, terms, provisions and conditions set forth in this Agreement, the sufficiency of which is hereby acknowledged by the parties, the parties hereby agree:

1.             Agreement to Resignation and Termination of Services.  The Executive hereby resigns his position and office as the Chairman of the Board, and the Company hereby accepts his resignation, effective as of the Closing Date.  Further, the Executive and the Company agree that all services of the Executive to the Company and its Affiliates, as an independent contractor or otherwise, shall cease on the Closing Date.  The Company and the Executive each waives any prior notice to which it or he may have been entitled to effect such resignation or such cessation of services.

2.             Ancillary Covenants.  Ancillary to the agreement of the parties set forth in Section 1 hereof for the Executive’s resignation of his position and office and the termination of his services to the Company, which is enforceable on its own terms, the Executive agrees that certain restrictions on his business activities after termination of his services with the Company and its Affiliates (as defined below) are necessary to protect the goodwill, Confidential Information (as also defined below) and other legitimate interests of the Company and its Affiliates, as more fully set forth in Sections 4, 5 and 6 below.

3.             Consideration for Covenants.   In consideration of the Executive’s agreement to the covenants of confidentiality, non-competition and non-solicitation contained in this Agreement and subject to the Executive’s meeting in full all of his obligations under those covenants, the Company will provide the Executive with a payment of $3 million, payable in one lump sum on the Effective Date.

4.             Covenants of Non-Competition, Non-Solicitation and Confidentiality.

4.1           Agreement Not to Compete.  The Executive agrees that, during the period of twenty-four months immediately following the Closing Date (the “Restricted Period”), the Executive will not, directly or indirectly, alone or in association with others, anywhere in the Territory, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, investor, principal, joint venturer, shareholder, partner, director, consultant, agent or otherwise with, or have any financial interest (through stock or other equity ownership, investing of capital, lending of money or otherwise) in, any business, venture or activity that competes, directly or indirectly, with the Business of the Company and its Affiliates as conducted or in planning as of the Closing Date or at any time during the immediately preceding twelve months (a “Competitor”), except that nothing contained in this Section 4.1 shall prevent the Executive’s wholly passive ownership of one percent (1%) or less of the equity securities of any Competitor that is a publicly-traded company.

For the purposes of this Agreement, the “Business of the Company and its Affiliates” or “Business” is that of arts and crafts specialty retailer providing materials, ideas and education for creative activities and the “Territory” is those states within the United States and those provinces of Canada in which the Company or any of its Affiliates was doing or actively planning to do business as of the Closing Date or at any time during the immediately preceding twelve months.

4.2           Agreement Not to Solicit or Hire Employees.  The services of their employees being acknowledged as valuable assets of the Company and its Affiliates, the Executive agrees that, during the Restricted Period, the Executive will not hire or attempt to hire without first obtaining written permission of an authorized representative of the Company any employee of the Company or its Affiliates; assist in such hiring or attempt by any Person; or encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates. The foregoing shall not prevent the Executive from providing favorable references, oral or written, for an employee of the Company or any of its Affiliates who is known to him prior to the Closing Date; provided that such employee terminated his or her employment with the Company or an Affiliate without any direct or indirect solicitation or encouragement from the Executive or Sam Wyly and such references are not for the purpose of assisting such employee to be employed or engaged as an independent contractor by a Competitor or by any other business, venture or activity in which the Executive or Sam Wyly is in any way associated.

For purposes of this Agreement, an “employee” means any individual employed by the Company or one of its Affiliates at the level of an assistant store manager or above on the Closing Date or at any time during the immediately preceding twelve months; a “Person” means a natural person, a corporation, a limited liability company, an association, a partnership, a limited partnership, a joint venture, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates; and an “Affiliate” means any person or entity directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest, (i) as to which the Executive provided services during his association with the Company or (ii) as to which the Executive had access to Confidential Information which would assist him in competing with the Business of such Affiliate or in soliciting its employees, distributors or vendors.

4.3           Agreement Not to Solicit Distributors and Vendors.  The Executive agrees that, during the Restricted Period, he shall not directly or indirectly solicit or encourage any distributor or vendor to the Company or any of its Affiliates to breach any agreement with the Company or any of its Affiliates or to terminate or diminish its relationship with the Company or any of its Affiliates; provided, however, that these restrictions shall apply only with respect to those distributors and vendors who are doing business with the Company or any of its Affiliates on the Closing Date or have done business with the Company or any of its Affiliates at any time during the twelve months immediately preceding the Closing Date.

4.4           Agreement Not to Use or Disclose Confidential Information.  The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information; that he has developed Confidential Information for the Company and its Affiliates; and that he has learned of Confidential Information during the course of his service and other associations with the Company and its Affiliates.  The Executive agrees that he shall not disclose to any Person or use any Confidential Information obtained by the Executive incident to his service to, or any other association with, the Company or any of its Affiliates, other than as required by applicable law after notice to the Company and a reasonable opportunity for the Company to protect the Confidential Information prior to any such disclosure.

For purposes of this Agreement, “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by Persons with whom the Company or any of its Affiliates competes or does business, or with whom any of them plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its Affiliates, would assist them in competition against them.  Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the products and services of the Company and its Affiliates, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company or any of its Affiliates has business relationships and the nature and substance of those relationships.  Confidential Information also includes any information that the Company or any of its Affiliates has received belonging to a customer or any other third parties with any understanding, express or implied, that the information would not be disclosed.

5.             Non-Disparagement.  The Executive agrees that he will not disparage or criticize the Company or any of its Affiliates, their direct or indirect investors, management or Business, to any of the employees of the Company or any of its Affiliates, or to any Person with whom the Company or any of its Affiliates is doing, or is planning to do, business as of the Closing Date or at any time during the immediately preceding twelve months.

6.             Notification Requirement.  The Executive agrees that, throughout the Restricted Period, he will notify the Company in writing of any change in his address and, at least fifteen business days in advance, of each new business, venture or activity in which he plans to engage which is, has the potential to become, or is in planning to become, a Competitor or otherwise adversely affect the Business of the Company and its Affiliates, within or outside the Territory.  Such notice shall state the name and address of any such new business, venture or activity.  The Executive agrees to provide the Company with such other pertinent information concerning such business, venture or activity as the Company may reasonably request in order to determine the Executive’s continued compliance with his obligations under this Agreement.  The Executive further agrees to notify any Person to whom he intends to provide services, as an employee, independent contractor or otherwise, of his obligations under this Agreement and hereby consents to notification by the Company to any such Persons about his obligations under this Agreement.

7.             Enforcement.  The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon the Executive pursuant to Sections 4, 5 and 6 hereof.  The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.  The Executive further acknowledges that, were he to breach any of the covenants contained in Section 4, 5 or 6 hereof, the damage to the Company would be irreparable.  The Executive also freely acknowledges that said restrictions will not prevent him from earning a livelihood following the termination of the Executive’s association with the Company.  The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond.  The parties further agree that, in the event that any provision of Section 4, 5 or 6 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.  The Executive also agrees that each of the Company’s Affiliates shall have the right to enforce all of the Executive’s obligations to the Affiliate under this Agreement.

8.             Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving any effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

10.           Entire Agreement; Waivers.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions between the parties, whether oral or written, with respect to such subject matter hereof; provided, however, that this Agreement shall not terminate or supersede any additional obligations the Executive may have pursuant to any other agreement or under applicable law with respect to confidentiality, non-competition, non-solicitation or the like; nor shall it constitute a waiver by the Company or any of its Affiliates of any right it has under any such agreement or under applicable law with respect to confidentiality, non-competition, non-solicitation or the like at the time this Agreement takes effect; nor shall it constitute a waiver by the Executive of any rights of indemnification or contribution that he has under any agreement, under the charter or bylaws of the Company or any of its Affiliates or under applicable law at the time this Agreement takes effect. In the event of conflict between this Agreement and any prior agreement between the Executive and the Company, this Agreement shall govern.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

11.           Amendment, Modification or Termination.  This Agreement may be modified or amended only by a written instrument executed by the Executive and an expressly authorized representative of the Board.  This Agreement may be terminated only by express written agreement signed by the Executive and an expressly authorized representative of the Board.

12.           Headings, Construction and Counterparts.  Section and subsection headings are not to be considered part of this Agreement; are included solely for convenience; are not intended to be full or accurate descriptions of the content thereof; and shall not affect the construction hereof.  This Agreement shall be deemed to express the mutual intent of the parties, and no rule of strict construction shall be applied against any party.  This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

13.           Successors and Assigns.  Neither the Company nor the Executive may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into any Person or transfer to any Person all or substantially all of the Business, properties or assets of the Company.  This Agreement shall inure to the benefit of and be binding upon the Company and the Executive and each of their respective successors, executors, administrators, heirs, representatives and permitted assigns.  The Executive expressly consents to be bound by the provisions of this Agreement for the benefit of the Company and its Affiliates, their successors and permitted assigns, without the necessity that this Agreement be re-signed at the time of any such transfer.

14.           Notices.  Any and all notices, requests, demands or other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of its Chief Executive Officer, or to such other address as either party may specify by notice to the other actually received.

15.           Certain Definitions.

“Affiliate” is defined in Section 4.2.

“Board” is defined in the second Recital.

“Business of the Company and its Affiliates” is defined in Section 4.1.

“Company” is defined in the Preamble.

“Confidential Information” is defined in Section 4.4.

“distributor” is defined in Section 4.3.

“employee” is defined in Section 4.2.

“Effective Date” is defined in the Preamble.

“Merger Agreement” is defined in the first Recital.

“Person” is defined in Section 4.2.

“Restricted Period” is defined in Section 4.1.

“Territory” is defined in Section 4.1.

“vendor” is defined in Section 4.3.

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INTENDING TO BE LEGALLY BOUND, the Executive and the Company, by its duly authorized representative, have executed this Agreement as a sealed instrument as of the date first above written.

THE EXECUTIVE:	THE COMPANY
MICHAELS STORES, INC.

/s/ Charles J. Wyly, Jr.	By:	/s/ Jeffrey N. Boyer
Charles J. Wyly, Jr.		Jeffrey N. Boyer

	Title:	President & Chief Financial Officer